AGRICULTURAL LAND LEASE

LIMONEIRA COMPANY, a Delaware corporation, Tenant, and Paul N. Sheldon and Linda J. Sheldon as Trustees of the PAUL N. SHELDON FAMILY TRUST, U/D/T 10-27-06, Owner.

1.  PARTIES:

This lease is entered into on January 6, 2012 and effective January 1, 2012, between Limoneira Company, a Delaware corporation (“Tenant”), and Paul N. Sheldon Family Trust, U/D/T 10-27-06, (“Owner”).

2.  DESCRIPTION OF PREMISES:

Owner leases to Tenant, and the Tenant hires from Owner, on the terms and conditions set forth in this lease, the agricultural premises (“Premises”) in Tulare County, State of California as particularly described in the applicable column of Schedule 13B, attached hereto and  although ancillary support structures to the farming activities, e.g., shops, barns and fuel storage facilities, and similar structures are part of the Premises, they are subject to special provisions regarding terms and rent., infra.

Also, other structure and surrounding areas are located within the Premises’ legally defined area, these structures and areas are excluded from and not part of the Premises.  Said structures are, as follows:  The residences and ancillary structures of Charles H. Sheldon, Paul N. Sheldon, and the rental residences located at the Sheldon Ranch headquarters.  In addition to the structures the surrounding yard areas are also excluded.  The occupants and their respective guests and invitees of said residences shall have the right of ingress to and excess from the residences owned across existing roadways on the Premises.

Located at the Sheldon Ranch headquarters is the office building of the Owner as well as other Sheldon family entities.  The Tenant shall have a revocable license to jointly occupy the said office building with the Owner and the other occupants.  The Tenant and the Owner shall by separate agreement or usage establish the shared use, responsibilities, and obligations associated with this relationship.

3. SUBJECT TO EXISTING RIGHTS OF OTHERS:

This lease is subject to (a) all existing easements, servitudes, licenses, rights-of-way, ditches, levees, roads, highways, and telegraph, telephone, and electric power lines, pipelines, and other purposes, whether recorded or not; (b) the rights of other Occupants under any existing or future oil, gas, and mineral lease or leases from Owner affecting the entire or any portion of the premises, whether recorded or not;

4.  COVENANT OF TITLE AND QUIET ENJOYMENT:

Owner covenants that Owner has good title to the Premises free and clear of all liens, encumbrances and customary and ordinary restrictions, except as set forth on Schedule “4”.  Except as provided in Section 36 below, Owner shall not mortgage, assign, pledge, hypothecate or otherwise encumber its fee interest in the Premises during the term of this Lease.  Provided, however Owner shall be allowed to encumber all, or any part of the Premises if, and only if, the lender executes a nondisturbance agreement that shall provide, among other customary terms and provisions, that the Tenant and leasehold mortgage, if any, would not be disturbed so long as there was no event of default under this Lease.  Owner warrants and will defend the title thereto, and will indemnify Tenant against any damage and expense which Tenant may suffer by reason of any lien, encumbrance, restriction or deficit in the title or description herein of the Premises.  If, at any time, Owner’s title or right to receive rent hereunder is disputed, or there is a change of ownership of Owner’s estate by act of the parties or operation of law, Tenant may withhold rent thereafter accruing until Tenant is furnished reasonable proof satisfactory to it as to the party entitled thereto.  Subject to Owner’s prior written consent in each instance (which consent shall not be unreasonably withheld) Tenant may grant to public entities and public utilities for the purposes of serving the Premises rights of way and easements on over or under the Premises for all water, telephone, gas, electricity, sewer and other utility services.

5.  TITLE INSURANCE:

Prior to Tenant exercising its rights from time to time under paragraph 9, Owner shall apply for leasehold title insurance from Chicago Title Insurance Company in the amount of not less than an amount equal to the out of pocket costs anticipated by Tenant in improving the Premises, including cost of labor, trees, and water delivery systems as agreed by Owner and Tenant

6.  PERSONAL PROPERTY:

In addition to the real property described in Paragraph 2, Owner also leases to Tenant and Tenant hires from Owner on the terms and conditions set forth in this Lease the following personal property:  All improvements located thereon and all rights appurtenant thereto, including, without limitation, wells, pumps, motors, electrical hookups, water discharge fixtures, pipelines, irrigation systems, and frost protection systems.

7.  ENTRY BY OWNER:

Tenant shall permit Owner, and Owner’s agents and assigns, at all reasonable times, to enter the leased Premises, and to use the roads established on the Premises now or in the future, for the purposes of inspection, compliance with the terms of this Lease, exercise of all rights under this Lease, posting notices, and all other lawful purposes.  Tenant shall supply Owner, and his agents and assigns, with keys and other instruments necessary to effect entry on the Premises.

Tenant shall make and keep pertinent records of all operations and conduct under this Lease and shall make them available to Owner and Owner’s agents and assigns at all reasonable times for inspection.

8.  UTILITIES:

Tenant shall pay for all water, gas, heat, light, power, telephone service, and for all other services supplied to the Premises except as otherwise provided in this Lease.

Tenant may make such utility installations of a non-structural nature to the Premises as are consistent with or required by the management and operation of the Premises for agricultural purposes in accordance with the permitted uses as herein provided.  Tenant shall pay for all such utility installations.

9.  USE, ALTERATIONS AND TITLE TO IMPROVEMENTS:

(a)       Tenant may use the Premises for any lawful agricultural purpose; provided, however, that before changing the use of the Premise or changing the cropping, Tenant shall first obtain Owner’s written consent in each instance, which consent shall not be unreasonably withheld or delayed.  In the event Owner withholds its consent, Tenant may elect to terminate the Lease as it relates to that proposed Project by giving at least six months written notice to the Owner.

Owner makes no representation that the Premises are suitable for growing said crops and makes no guarantee that Tenant will be able to reap any specific number of cropping seasons or any specific crops.  Tenant is solely responsible for ascertaining the suitability of the Premises for its use.

(b)          Tenant shall have the right from time to time to redevelop one or more of the orchards on the Premises consistent with customary cultural practices and make, construct, alter, add to, reconstruct, modify, remove, or demolish on the Premises such buildings (excluding single family homes), structures and other improvements (collectively, the “Project”).  Provided however, before commencing work on a Project, the Tenant shall first obtain Owner’s written consent in each instance, which consent shall not be unreasonably withheld or delayed.  The written consent of owner shall expressly address the removal or demolition of said building, structures, and similar facilities before any activity occurs.  The Project shall be the property of the Tenant at all times during the term of this Lease.   Owner may require Tenant to remove any portion of the Project upon the termination of this Lease.  Any portion of the Project that Owner has not requested removal shall be deemed to be an abandonment thereof; whereby the same shall become part of the real estate with title thereto vesting in the owner of the land.  Tenant shall execute, in recordable form, and deliver to Owner reasonable conveyance and transfer of ownership documents that evidence ownership in said real and personal items to Owner.  Owner shall have the right at all times to enter the Premises to post any notice of non-responsibility with respect to any construction by Tenant.

(c)          Owner shall cooperate with Tenant in the above-described development to the extent reasonably necessary and without cost to Owner, including, without limitation, execution of documents and applications for governmental approvals of the Project.

(d)          Tenant shall give Owner not less than ten (10) days prior written notice of Tenant intended commencement of any Project and Tenant shall pay or cause to be paid the total cost and expense of all works of improvement and Tenant shall not allow the enforcement against the Premises of any mechanics liens; Tenant may contest any mechanics lien, claim or demand by furnishing a mechanic lien release bond to Owner in compliance with applicable California law.  If Tenant does not discharge any mechanics lien for works of improvement performed for Tenant, Owner shall have the right to discharge same and Tenant shall reimburse Owner for the cost of discharging such mechanics lien including interest at the rate of 8½ % and reasonable attorneys fees.

(e)          Tenant intends to amortize the capital improvements of the Project in accordance with U.S. generally accepted accounting principles commencing with the respective dates of installation of equipment and/or of planting of citrus or other, as the case may be.  Owner shall reimburse Tenant for 120% of the unamortized cost of such capital improvements.  Such reimbursement shall be made within 30 days following the expiration of the Lease term, or any extension thereof.  Such reimbursement shall be paid by Owner by cashiers check or other immediately available funds.  Should Owner find that immediate repayment within thirty days is not feasible, Owner, with Tenant approval,  may elect to defer payment for up to one year.  The amount owed shall accrue interest at the rate of 8½ percent per annum.  The amortized costs of the Project shall not exceed industry standards.  Upon initial completion of the Project Tenant shall forthwith provide to Owner a written report detailing the Project costs and intended amortization by component.  As the Project grows and develops during the non-bearing years, the Tenant shall also provide Owner at least annually with updated reports of cultural costs incurred and related amortization schedules. The details shall be sufficient to reasonably satisfy Owner.  Within a reasonable period of time after reviewing the said report, Owner shall in writing either approve the report and amortization or object to report or amortization, or both, providing details of the objection.  The parties may delay the resolution of the said objections until such time as the Owner shall likely be financially impacted, if ever.

10.  WATER:

Water necessary for the irrigation of lemons, oranges, and other crops to be grown on the premises during the term of this Lease shall be provided by Tenant at Tenant’s expenses subject to the following terms and conditions:

During the term of this Lease all regular maintenance of and repairs to the pumps, wells, and pipelines shall be at the Tenant’s cost and expense.  If replacement of wells, pumps, and pipelines become necessary, such costs will be borne by the Tenant but such costs will be amortized in accordance with U.S. generally accepted accounting principles.  At such time Limoneira exercises its “Option to Purchase” a property where capital costs by Tenant have occurred, or the term of this Lease or any extension thereof has expired,  the procedure under paragraph 9(e) shall apply.  Owner shall not transfer any water rights appurtenant to the Premises during the term of this Lease.

Owner assumes no responsibility to Tenant for any water shortage from such water facilities and assumes no responsibility for, and does not warrant, the quality or quantity of water supplied from such facilities.  No provision of this Lease shall be construed as requiring Owner to furnish or guarantee any amount of water to Tenant, it being understood that Owner makes no representations or warranties of any kind as to the adequacy, quality or quantity of any present or future source of water.  Owner shall not be responsible to Tenant for any damages incurred by Tenant, or for damage to the Premises or for damages to Tenant’s crops caused by water or lack of water at the Premises, or by reason of any salt intrusion into the irrigation water or by reason of the intrusion of any other substances, minerals, bacteria or materials into said water from any cause whatsoever which may render such water unfit for irrigation.

Tenant shall limit and control the flow of excess irrigation water, runoff or tail water so that it does not cause erosion or cause overflow upon or damage to or contamination of the neighboring lands and waters.  Tenant shall preserve and maintain existing drainage ditches and drainage patterns on and from the leased Premises in good condition.  Tenant shall not perform any grading, leveling, earthwork, drainage and erosion control work without first obtaining all necessary governmental permits.  Tenant shall so conduct Tenant’s farming operations to so as to prevent any discharge of water or silt from the Premises, and shall not over water and cause runoff from or on the Premises.  Tenant shall at all times take all reasonable actions necessary to prevent all erosion at, on and from the Premises.

11.  THE TERM:

The term of this Lease is for ten (10) years starting on January 1, 2012 and ending on December 31, 2021 , with Tenant having the option to extend for four (4) consecutive 5 year terms provided it is not in default under this Lease at the time when notice of the extension is given or when the extended term begins.  The Tenant shall give to Owner a written notice to exercise each 5-year option and that written notice shall be delivered to Owner not less than six months prior to the end of the term or extended term, as the case may be.  At the expiration of the Lease, Tenant shall return the Premises to Owner in no worse condition than when received, cleaned of all pipe, tape, plastic debris and weeds, with all erosion and other damage repaired.

Provided, however, the term for the said shops, barns, fuel storage facilities, and similar structures, shall be from year to year and shall renew annually each year until one of the parties terminates such year to year lease.  Such termination shall require three months written notice to the other party.  Each of said structures shall be deemed separate and apart from each other for the purposes of this provision.  For the avoidance of doubt, this means that the lease of one such structure can be terminated as provided herein without terminating the lease of the other structures.

12.  HOLDING OVER:

If Tenant continues to occupy the Premises after the last day of the Lease Term or any extension thereof, and Owner elects to accept rent, thereafter a tenancy from month to month shall be created and not a tenancy for a longer period.

13.  RENT:

Tenant shall pay to the Owner rent in accordance with Schedule 13A attached hereto.  Excess Rents for 2012 will be calculated from the 2012-13 crop year, initiated by the bloom of the Spring of 2012.   Subsequent to the end of each crop year, which is November 1 to October 31, Tenant will pay calculated “Excess Rent” for all computation units that exceed the $500/acre Minimum Rent.  Minimum and Excess Rents shall be paid each year after December 31 but before January 15th.  Interest at the rate of 8½% per annum shall accrue on rents paid more than five days late.

The Minimum Rents and Excess Rents shall be calculated by computational units in accordance with Schedule 13B attached hereto.

On the 5th anniversary and on each lease extension, if any, the parties shall review the per acre Minimum Rent and adjust it upward if industry cash rent standards in Tulare County so indicate.  If such data is lacking for Tulare County, indexing the change in comparable bare land values in Tulare County shall be used instead.  In no event will the ratio of Owner’s taxes, irrigation assessments, and irrigation standbys to Minimum Rent be allowed to change to the Owner’s detriment.

The rent for the said shops, barns, fuel storage facilities, and similar structures and use of the office building shall be at the rate of $1,500 per month, payable monthly on the first day of each month, accruing interest at the rate of 8½ % per annum for payments paid more than five days late.  In the event the term of one or more but not all of said structures is terminated as provided under paragraph 11, the rent shall be reduced as the parties agree.  In the event of a disagreement, the arbitrator under paragraph 35 shall determine the fair rental value of all of said structures and then reduce the monthly rental pro rata.

14.  TAXES:

All real property taxes and irrigation district assessments and standby charges shall be paid by Owner.  All taxes on personal property belonging to Tenant, and used by Tenant on the Premises, shall be paid by Tenant.  Provided, however, in the event a Tenant Project causes said taxes and assessments to increase the Tenant shall reimburse the Owner for such increase upon demand.

15.  EXPENSES:

Except as otherwise specifically provided herein Tenant shall bear all expenses reasonably necessary to grow citrus, and other crops on the Premises, and to keep the Premises, and the trees thereon, in the best course of husbandry practiced in the vicinity.

16.  AGRICULTURAL PRACTICES:

The Premises are leased to Tenant for the planting, growing, and harvesting of lemons, citrus and other tree crops.  Tenant shall not use, or permit to be used, any part of the Premises for any purpose other than the purposes for which the Premises are leased.  All operations incident to this use of the Premises shall be carried out according to the best course of husbandry practiced in the vicinity; and on default of Tenant to do so, Owner reserves the right, after having given thirty (30) days’ notice, to take necessary remedial measures at the expense of Tenant, for which Tenant agrees to reimburse Owner on demand plus interest at the rate of 8 ½% per annum.  Any such determination shall be made by an agricultural expert mutually agreed upon by Owner and Tenant.

Tenant agrees that it will perform sufficient leveling and maintenance of the surface of the irrigable land to properly maintain the Premises for irrigation.  It agrees to make diligent efforts to prevent the spread of all noxious weeds, and rodents and other vertebrate pests on the leased Premises during the term of the Lease; and to take reasonable measures to protect the Premises from infestations of organisms that may produce disease in plants, and that come onto or develop on the Premises during the term of this Lease and that might damage crops or trees, or both,  grown or maintained on the Premises after the term.  It agrees to properly prune all trees as may be reasonably necessary to protect fruit production and to protect the trees and fruit from infestation and disease.  On default of Tenant to do so, Owner reserves the right, after having given 30 days’ notice, to take necessary remedial measures at Tenant’s expense, for which Tenant agrees to reimburse Owner on demand plus interest at the rate of 8 ½% per annum.

17.  CONDEMNATION:

If the whole or any part of the Premises or any improvements thereon shall be taken or condemned by any competent authority for any public use or purpose during the term of this Lease, Tenant shall receive any portion of any award allocable to crops on trees, its capital improvements, including orchards, to the cost or loss that Tenant may sustain in the removal and relocation of Tenant’s trade fixtures and other personal property, to Tenant’s anticipated or lost profits or damages because of detriment to Tenant’s business and to the value of Tenant’s leasehold interest.  Tenant reserves the right to claim and prosecute its claim in all appropriate courts and agencies for an award or damages based upon the foregoing without impairing any rights of Owner for the taking of or injury to its interest in the Premises.  The entire award for the fair market value of the land taken shall be paid to Owner.  No compromise or settlement shall be made of any condemnation award without the consent of, Owner, Tenant and any Mortgagee.

If a part of the Premises is taken or condemned which, in the sole judgment of Tenant, is sufficient to render the remaining portion unsuitable for continued use or occupancy, then Tenant may within sixty (60) days after the date when possession of the Premises or portion thereof shall be required by the condemning authority, elect to terminate this Lease.  In the event that Tenant shall fail to exercise its option to terminate this Lease, then this Lease shall continue in effect with respect to the portion the Premises not so taken, except that the rent otherwise payable shall be reduced in proportion to the percentage of planted acreage in the Premises taken by the condemning authority.  If no planted acreage is taken then the rent shall not be reduced by reason of such taking.

18.  MAINTENANCE:

Tenant shall care for both the Premises and the approaches to and appurtenances of the leased Premises, including, but not limited to, all fences, wells, ditches, and roadways, and maintain them in the same order and condition in which received, ordinary wear and tear excepted.  Maintenance shall include incidental repair of pipelines and occasional replacement of trees damaged by disease, vandalism, or weather.

Tenant expressly waives the benefit of any statute which now or hereafter would afford Tenant the right to make repairs at Owner’s expense or to terminate this Lease because of Owner’s failure to keep the Premises in good order, condition and repair, including the provision of Civil Code Section 1942.

19.  COMPLIANCE OF LAW:

Tenant shall comply with all requirements of all governmental authorities, in force either now or in the future, affecting the Premises, and shall faithfully observe in its use of the Premises all laws, rules, and regulations of these authorities, in force either now or in the future.  The judgment of a court of competent jurisdiction, or Tenant’s admission in an action or a proceeding against it, whether Owner be a party to it or not, that Tenant has violated any law, rule, or regulation in its use of the Premises shall be considered conclusive evidence of that fact as between Owner and Tenant.

Provided, however, that if during the term of this Lease a change in, or addition of, law, regulation, or rule by these authorities requires correction or alleviation of naturally occurring conditions, including, but not limited to, weed and pest infestations, and disease conditions, that exist wholly or in part at the start of this Lease, the correction or alleviation shall be performed by Tenant, but its cost shall be borne by both Owner and Tenant a proportion based on the extent to which the conditions required to be corrected exist at the time this Lease starts.  If Tenant fails to comply with any such law, regulation, or rule, Owner reserves the right to take necessary remedial measures at Tenant’s expense, for which Tenant agrees to reimburse Owner on demand plus interest at the rate of 8 ½% per annum.

Provided, further, that if during the term of this Lease any alteration of or addition to an artificial structure, including, but not limited to, buildings, fences, roads, dikes and ditches, is required to be made to the Premises, or any portion of the Premises, by law, regulation, or rule of one of these authorities, then the following paragraph applies:

If the alterations or additions are required as a result of the lack of care or maintenance of those portions of the Premises that Tenant is required by the terms of this Lease to care for and maintain, or as a result of the manner or mode of use of the Premises by Tenant, the alterations or additions shall be made and paid for by Tenant, otherwise by Owner.  If Tenant fails to comply with any such law, regulation, or rule, Owner reserves the right to take necessary remedial measures at Tenant’s expense, for which Tenant agrees to reimburse Owner on demand plus interest at the rate of 8 ½% per annum.

Tenant shall be responsible for the cost of all fertilizers, herbicides, insecticides, and other required sprays and chemicals necessary for crop production on the Premises during the Lease Term.  The application of such fertilizers, herbicides, insecticides, sprays and chemicals shall be in accordance with applicable laws, statutes, ordinances and regulations of all federal, state, county, and city bodies having jurisdiction in such matters. Tenant shall not spray, spread, irrigate, inject, deposit, dispose or otherwise apply under, on or upon the Premises any fertilizers, chemicals, waste products or other substances which are toxic, illegal or otherwise inappropriate for application upon agricultural or horticultural real property.  No fertilizer, herbicide, pesticide, poison chemical or similar substance, except those approved by the United States Department of Agriculture, shall be applied by Tenant to the Premises or crops growing thereon.  The use of any such substance by Tenant shall be in strict conformity with the manufacturer’s instructions and all governmental regulations respecting the manner and timing of the application.  No experimental fertilizer, herbicide, pesticide, poison or other foreign substance shall be applied to the Premises or to the crops growing thereon, except with Owner’s written consent.  Tenant shall not use any agricultural chemical or similar substance with a residual effective life longer than the remaining term of this Lease at the time of its application, or of such nature as to prevent the use of the soil for other crops of any type following the term of this Lease unless Owner’s written consent is first obtained.  Tenant shall maintain complete and accurate records respecting the time, place, quantity, kind and method of application of all such substances as may be utilized by the Tenant and shall furnish to Owner, upon request, true and correct copies thereof.

20.  INSURANCE AND INDEMNITY:

Indemnification by Owner.  Tenant shall indemnify, defend, protect and hold harmless Owner, the partnership, the partnership’s partners, employees, contractors, agents, representatives, heirs, executors, administrators, assigns and legal successors (each an “Indemnified Party”, all jointly “Indemnified Parties”) from and against any and all claims, demands, causes of action (of every kind and nature, in law and at equity) liabilities, obligations, losses, attorney’s fees, costs, damages, recoveries or expenses (jointly “Claims”) arising from or related to: the occupancy and use of Premises by Tenant or any other person and/or entity with the knowledge and/or consent of Tenant (“Third Party(ies)”); the conduct of Tenant’s or any Third Party’s(ies)”) business; any activity, work or things done, permitted or suffered by Tenant and/or any Third Party(ies) in or about Premises or elsewhere; all Claims arising from any breach or default in the performance of any obligation of Tenant; any Claims arising from any negligence or intentional misconduct of any Third Party(ies), Tenant or Tenant’s employees, contractors, agents, representatives, invitees, related entities (and officers, directors and principals of any related entity), assigns and legal successors occurring on or about the Premises; and from any Claims paid, including but not limited to claims incurred or suffered by, or asserted against, Owner, the Premises or the Premises arising from or attributable to any repair, cleanup or detoxification, or preparation and implementation of any removal, remediation, response, closure or other plan (jointly “Response”) concerning any “Hazardous Substance” as contemplated and defined above on, under or about the Premises caused by Tenant and/or any of Tenant’s former or existing employees, contractors, agents, representatives, invitees, related entities (and officers, directors and principals of any related entity), assigns and legal successors from and after Tenant’s occupancy of Premises; and all costs, attorney’s fees, expenses and liabilities incurred in the defense of any Claim(s) or action brought on any such claims.  Tenant shall provide Owner 30 days prior written notice of the particulars of any required or proposed Response concerning any “Hazardous Substance” and Tenant’s right to effect any such required or proposed Response shall be conditioned on Owner’s reasonable written approval thereof and of the contractors, persons or entity(ies) proposed by Tenant to effect same.  The provision of this paragraph shall survive any surrender, termination of, and the expiration of this Lease.  In case any action is brought against Indemnified Party(ies) by reason of any Claim, Tenant, upon notice from the Indemnified Party(ies), shall defend Owner at Tenant’s sole cost and expense through counsel chosen by Owner.

Tenant, at his sole cost and expense, shall procure and keep in force public liability insurance of not less than $1,000,000.00.  Tenant shall not use or permit others to use the Premises in any manner that will increase existing insurance rates on the Premises, the Premises or its improvements.  Tenant shall also maintain such other insurance as required by law including, without limitation, workers’ compensation insurance.   Tenant shall provide Owner with a full copy of its liability insurance policy and declarations pages related to the Premises.

Owner shall indemnify Tenant against and hold it harmless from any and all loss liability damage or claim arising out of the action of Owner, its members, agents or employees.

21.  INSURANCE POLICIES:

Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least B+, V, or such other rating as may be required by a lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide.”  Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in the Lease.  Tenant shall cause to be delivered to Owner certified copies of, or certificates evidencing the existence and amounts of, the insurance, and with the additional insured’s, required under the insurance.  No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Owner.  Tenant shall at least thirty (30) days prior to the expiration of such policies, furnish Owner with evidence of renewals or “insurance binders” evidencing renewal thereof, or Owner may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Owner upon demand.

22.  WAIVER OF SUBROGATION:

Without affecting any other rights or remedies, Tenant and Owner (“Waiving Party”) each hereby release and relieve the other, and waive their entire right to recover damages against the other for loss or damage to the Waiving Party’s property arising out of or incident to the perils required to be insured against under the Lease.  The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto.

23.  TAXES:

(a)        All real property tax and irrigation district assessments and standby charges shall be paid by Owner.  All taxes on personal property belonging to Tenant, and used by Tenant on the Premises, shall be paid by Tenant.  Owner shall not be required to pay any franchise, gross receipts, income, or other tax assessed against the Tenant. Owner shall provide Tenant with evidence of payment promptly upon payment of any taxes.  If Owner fails to pay any such taxes within the time set forth above, Tenant may pay the taxes and Owner shall reimburse Tenant with the next due rental payment, plus interest at 8 ½% per annum.  Provided, however, in the event a Tenant Project causes said taxes and assessments to increase the Tenant shall reimburse the Owner for such increase upon demand.

(b)        Tenant may at its cost pursue any legal remedy to contest, obtain an abatement or reduction of any taxes, assessments, or other impositions, and Owner shall cooperate to the extent reasonably necessary.  Such action may be taken in Owner’s name if required by law.  In such case, Tenant shall indemnify Owner against any and all loss, cost, expense or damage of liability arising from such action, and provide assurance reasonably satisfactory to Owner that no tax lien will affect Owner’s interest in the Premises.

(c)        Neither Owner nor Tenant shall consent to or approve any bonds or other assessments, for any purpose, without the joint approval of the other party.

(d)        Owner shall pay all property taxes and assessments owing on the Premises or which may become a lien on the Premises prior to the commencement date, i.e., such taxes and assessments shall be pro-rated to the commencement date (and to the termination date).

24.  HAZARDOUS AND TOXIC MATERIALS:

Tenant shall, throughout the term hereof, without cost to Owner, fully comply with all environmental, pollution and “Hazardous Substance” rules and regulations relating to the storage, use and disposal of Hazardous Substances.  “Hazardous Substance” means any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect renders it subject to federal, state or local regulation, investigation, remediation or removal as potentially injurious to either public health or welfare, the environment, or the Premises.  Without limiting the generality of the foregoing, Hazardous Substance shall include hydrocarbons, petroleum oil and any fractions thereof, including gasoline and diesel, any additives used in the refining of such products and includes all substances defined as hazardous substances,” “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 1801 et seq.; and the Resource Conservation and Recovery Acts 42 U.S.C. Section 6901, et seq.; and those substances defined as “hazardous substances” in Section 25316 of the California Health & Safety Code, and in the regulations adopted and publications promulgated pursuant to said laws.  Any Hazardous Substance located on the Premises as a result of Tenant’s possession, use or occupancy of the Premises shall be the sole responsibility of Tenant and Tenant shall be liable and responsible therefore, including, without limitation, the removal from the Premises of such materials and wastes, the remediation and cleanup of any such substance, and any damages to any person, property or Premises resulting therefrom.  Except for pesticides, insecticides, fungicides, herbicides, gasoline, diesel, propane and related chemicals and fuels normally used in Tulare County farming operations, Tenant shall not use and Tenant shall prevent all person and entities from using, generating, manufacturing, storing or disposing of, on, under or about the Premises or transporting to or from the Premises, any Hazardous Substance and any flammable explosives, radioactive materials, hazardous wastes, toxic substances, or related materials.  Tenant shall cause all pesticides, insecticides, fungicides, herbicides, gasoline, diesel, propane and related chemicals and fuels stored or used on the Premises, to be stored or used, in each case, in accordance with the recommendations of the manufacturer of said substance and in accordance with all governmental regulations and requirements.  Tenant shall defend, indemnify and hold harmless Owner, the Partnership and its Partners, heirs, and successors, Owner’s employees, and agents, and any other persons acting on behalf of Owner, from and against any and all claims, damages, liabilities, expenses, costs and attorney’s fees arising out of or in any way connected with: (a) Tenant’s failure to comply with the above described environmental laws, rules, regulations and agency directives, or (b) the presence  of Hazardous Substances or contamination in, on or below the Premises resulting from Tenant’s possession, use or occupancy of the Premises.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Owner shall remain liable for any and all costs associated with Hazardous Substances present on the Premises at the commencement of this Lease.

Tenant shall have the right to conduct an environmental assessment within ninety (90) days of the commencement date of the lease, at its expense, which assessment shall serve as a baseline for the condition of the Premises upon lease commencement.  Tenant shall provide Owner, at no cost, a copy of the complete assessment promptly upon receipt by the Tenant.

25.  TERMS AND CONDITIONS APPLICABLE TO ASSIGNMENT AND/OR SUBLETTING:

(a)        Regardless of Owner’s consent, any assignment or subletting shall not (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of base rent and other sums due Owner under this Lease or for the performance of any other obligations to be performed by Tenant under this Lease.

(b)        The consent of Owner to one assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting the subtenant.  Neither a delay in the approval or disapproval of such assignment, nor the acceptance of any rent or performance, shall constitute a waiver of or estoppel as to Owner’s right to exercise its remedies for the default or breach by Tenant of any of the terms, covenants or conditions of this Lease.

(c)        Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Owner’s determination as to the financial and operational responsibility of or the appropriateness of the proposed assignee or subtenant, including but not limited the intended use and/or required modification of the Premises, if any.  Tenant agrees to provide Owner with such other or additional information and/or documentation as maybe reasonably requested by Owner.

(d)        No sublessee shall further assign or sublet all or any part of the Premises without Owner’s prior written consent.

26.  DEFAULT/OWNER’S RIGHT OF RE-ENTRY:

Each of the provisions in this Lease is a material term of this Lease.  In addition to other events of default described in this Lease, any of the following events or occurrences shall constitute a material breach of this Lease by Tenant and, after the expiration of any applicable grace period, shall constitute an event of default (each an “Event of Default”):

(a)      Failure to Pay.  The failure by Tenant to pay the rent, taxes, utilities, or any other an amount due, in full, after the amount is due under the Lease;

(b)      Failure to Perform.  The failure by Tenant to perform any obligation under this Lease, which by its nature Tenant has no capacity to cure;

(c)      Failure to Perform Other Obligation.  The failure by Tenant to perform any other obligation under this Lease, if the failure has continued for a period of thirty (30) days after Tenant has received a written demand that Tenant cure the failure; or  a reasonable period based upon the nature of any repair obligation.

(d)     Bankruptcy.  Any of the following:  A general assignment by Tenant for the benefit of Tenant’s creditors; and voluntary filing, petition, or application by Tenant under any law relating to insolvency/bankruptcy, whether for a declaration of bankruptcy, a reorganization, an arrangement, or otherwise; the abandonment of the Premises by Tenant without Owner’s prior written consent; or the dispossession of Tenant from the Premises (other than by Owner) by process of law or otherwise; or

(e)     Appointment of Trustee.  The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets; or the attachment, execution, or other judicial seizure of all or substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, unless the appointment or attachment, execution, or seizure is discharged within thirty (30) days; or  the involuntary filing against Tenant of: (i) a petition to have Tenant declared bankrupt, or (ii) a petition for reorganization or arrangement of Tenant under any law relating to insolvency or bankruptcy, unless, in the case of any involuntary filing, it is dismissed within sixty (60) days.

Owner’s Remedies on Default.  Upon the Occurrence of an Event of Default, Owner, in addition to any other rights or remedies available to Owner at law or in equity, shall have the right to:

(a)     Termination.

(1)         Declare the Term hereof ended, reenter Premises, take possession thereof and of all harvested and unharvested crops and remove all persons therefrom provided, Owner agrees to not take any action that would unreasonably diminish the value of Tenant’s crop.

(2)         Terminate this Lease and all rights of Tenant in or to Premises at any time, with or without reentry under Provision (1) next above.

(3)         Without terminating this Lease, Owner may for the duration of the then current lease term, re-let the entire or any part of the Premises for such terms (which may extend beyond the term of this Lease) and at such rental and other conditions as are commercially reasonable under the then current market conditions. Upon any re-letting of all or any part of the Premises, rents received by Owner shall be applied first to the payment of any indebtedness, other than rent due hereunder; second, to the payment of any costs and expenses of re-letting; third, to the accumulated interest due and unpaid hereunder, fourth, to past due Rent, and the residue, if any shall be held by Owner and applied in payment of future rent as the same may become due and payable hereunder.  Upon the expiration if the term of this Lease, any excess funds that remain unapplied to amounts due under the Lease shall be returned to Tenant.  Owner also has the right, at Tenant’s expense, to clean and disc the Premises to prepare it for re-letting, and to make any reasonably necessary alterations and repairs to the Premises, which would have been required under Section 42 at the expiration of the term.    Tenant shall have the right to conduct an environmental assessment as set forth in Section 42 to establish a baseline for the condition of the Premises at the  re-letting.  Tenant shall provide Owner, at no cost, a copy of the complete assessment promptly upon receipt by the Tenant.  No such re-entry or taking possession of the Premises by Owner shall be construed as an election to terminate this Lease unless written notice of intention to so terminate is given by Owner.

Notwithstanding any such re-letting without termination, Owner may at any time thereafter elect to terminate this Lease for the previous abandonment, breach, or failure to pay rent. In the alternative, in Owner’s sole discretion, Owner, or Owner’s agents or assigns, or a receiver appointed at Owner’s instance may:

(1)         perform Tenant’s duties under this Lease in such things as maintaining the Premises and grow, harvest, and market any crops thereon,

(2)         charge the proceeds of the crops with all reasonable costs of maintenance and husbandry, and

(3)         apply the remainder of the proceeds to any sums due under this Lease.

(b)     Continuation.  Continue this Lease without waiver of Owner’s right to terminate this Lease for this Event of Default or any subsequent Event of Default; Any act that Owner is entitled to do in exercise of Owner’s rights upon any Event of Default may be done, in Owner’s sole and exclusive discretion, at a time and in any manner deemed reasonable by Owner, and Tenant irrevocably authorizes Owner to act in all things done on Tenant’s account.

27.  CROP MORTGAGES:

All crop mortgages, encumbrances, or liens given or suffered by Tenant on the crops grown on the Premises shall be for terms or periods not extending beyond the term of the Lease.  All liens created by Tenant must be satisfied of record by Tenant before the end of the term.  If a mortgage or lien creates a cloud on Owner’s title, Tenant must pay all reasonable costs and expenses, including attorney’s fees, required for the removal of the cloud, either before or after termination of the Lease.

28.  CROP INSURANCE:

There is currently in effect crop insurance with respect to crops on the Premises.  Tenant shall maintain such crop insurance in effect and shall maintain at all times crop insurance for crops on the Premises.  Upon Tenant’s termination of this Lease it shall keep in place crop insurance for the following crop year.

29.  PREMISES CONDITION:

Tenant enters into this Lease and accepts the Premises with full knowledge of, and accepts the condition of the Premises, “as how and where is.”  This “AS IS” acceptance includes but is not limited to the condition of the land, soil, water, ditches, silt ponds, culverts, pumps, wells, and the water system.  No patent or latent physical condition of the Premises, whether known or not known to or discovered by Tenant shall affect the rights of Owner and Tenant under this Lease.

Tenant acknowledges that:

(a)        neither Owner nor any of Owner’s employees, representatives or agents have made any express or implied written or verbal representations or warranties respecting the physical condition of the Premises or any other aspect or condition of the Premises, including, without limit, zoning, entitlements, existence of environmentally prohibited substances, land, soil, ditches, silt ponds, drainage, culverts, water system(s) (including the quantity, quality or suitability of water for particular crops), irrigation systems and or any and all other improvements now on the Premises and or the Property;

(b)        Tenant has fully and thoroughly inspected the Premises and has conducted any and all inspections relevant to a determination by Tenant of the Premises’ condition and suitability for Tenant’s intended use;

(c)        Owner shall have no obligation or liability whatsoever for any clean up, discing, weeding, preparation, improvements, alterations or repairs of any nature to the Premises, or to payor reimburse Tenant for any part of the cost thereof.

30.  PRIOR EVENTS:

Tenant shall have no liability for any matter of any sort with respect to the Premises arising prior to the effective date of this Agreement.  Owner shall indemnify Tenant against and hold it harmless from any and all loss, liability damage or claims, including attorney’s fees and costs with respect to any matter arising out of events occurring prior to the effective date of this Lease.

31.  MULTIPLE LEASES/CROSS DEFAULTS:

This Lease is one of several between Tenant and various Sheldon family entities.  Each Lease shall stand on its own and a default by Owner, Tenant or the Owner under any of such leases shall have no effect on the continuing legal force and effect of any of the others.

32.  THIS SECTION NOT USED

33.  PACKING, SELLING AND HARVEST COSTS:

Packing, selling and harvesting costs shall be not more than determined by industry standards.

34.  PURCHASE OPTION:

Should Owner desire to sell the Premises, or any part of the Premises, it shall so notify Tenant in writing.  The Tenant shall have 30 days after notice to declare in writing to Owner an interest in purchasing the Subject Premises.  For a period of sixty days thereafter Tenant shall have the option to purchase the subject Premises for cash or such alternative as Tenant and Owner agrees.  The purchase price shall be determined through appraisal by a Tulare County appraiser acceptable to both Owner and Tenant without adjustment for the existence of this Lease.  If the sale is consummated  to the Tenant at the appraised value, the parties shall share equally the cost of the appraisal.  However, if the Tenant will not pay the appraised value or the property is sold to the Tenant for a price lower than the appraised value, then, in that event the Tenant shall pay the entire cost of the appraisal.  If sold to Tenant, Tenant shall receive credit against the purchase price for all unamortized Project improvements situated upon the subject Premises.  Should Tenant not purchase the Premises and a sale takes place to a third party, this Lease shall terminate as of December 31 of the year of sale; provided, however, that Tenant shall have unimpeded access to harvest any fruit not yet harvested following termination.  In the event of a third party sale, Owner shall compensate Tenant for all unamortized Project (paragraph 9) improvements at the rate of 120% of the amount of the unamortized balance of the Project.  This option to purchase shall not be transferable by Tenant.  If Tenant purchases the portion of the Premises being sold, an escrow shall be opened for that purpose and Owner shall provide a policy of title insurance to the Tenant.  All customary costs and charges of escrow shall be allocated according to Tulare County standard.  Owner shall pay no sales commission if sold to Tenant.  If Tenant desires to purchase the Premises, independent of a third party offer, it shall submit a written offer to Owner which it shall accept or reject within 60 days. In the event that the Option Property is not sold to a third party within 180 days of notice to Tenant of the intent to sell or the notice is for less than the entire Premises, then the option to purchase set forth herein shall remain in full force and effect for that portion of the Premises which is not sold and Owner shall give notice as required herein of any subsequent intent to sell.

35.  ARBITRATION OF DISPUTES:

Any dispute or claim in law or equity arising out of this Lease and/or the transaction described therein shall be decided by neutral binding arbitration to be held in the County of Tulare in accordance with California Arbitration Act and not by Court action except as provided by California Law or judicial review of arbitration proceedings.  Judgment upon the award rendered by the arbitrator maybe entered in any court having jurisdiction thereof.  The parties shall have the right to discover in accordance with Code of Civil Procedure Section 1283.05.  The following matters are excluded from arbitration hereunder:

(a)        A judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or real property sales contract as defined in Civil Code Section 2985,

(b)        an unlawful detainer action,

(c)        the filing or enforcement of a mechanic’s lien,

(d)        any matter which is within the jurisdiction of a probate or small claims court, or

(e)        an action for bodily injury or wrongful death, or for talent or patent defects in which Code of Civil Procedure Section 337.1 or 337.15 applies.  The filing of a judicial action to enable the recording of a Notice of Pending Action, for Order of Attachment, Receivership, injunction or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.

36.  SUBORDINATION; ATTORNMENT; NON-DISTURBANCE:

This Lease is subject and subordinate to all present and future ground or underlying leases of the Premises and to the lien of any mortgages or trust deeds, now or hereinafter in force against the Premises and any other Premises attached to the Premises, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the Owner under this Lease.  Tenant shall within five (5) days of request by Owner execute such further instruments or assurances as Owner may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, deeds of trusts, ground leases or underlying leases.  Tenant waives the provisions of any current or future rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

  37.  WAIVER:

The waiver by Owner of a breach of any term, covenant, or condition contained in this Lease shall not be treated as a waiver of such term, covenant, or condition, or as a waiver of a future breach of the same or any other term, covenant, or condition contained in this Lease.  The acceptance of rent by Owner shall not be treated as a waiver of a previous breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Owner’s knowledge of a previous breach at the time of acceptance of rent.

38.  ATTORNEY’S FEES:

In any action or proceeding including arbitration by either party to enforce this Lease or any provision thereof, the prevailing party shall be entitled to all costs incurred and to reasonable attorney’s fees.

  39.  MISCELLANEOUS PROVISIONS:

(a)        If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, shall not be affected.

(b)        The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors, or assigns, and shall run with the land.

(c)        This Lease contains the entire, integrated agreement between Owner and Tenant with respect to the matters herein contained and supersedes all prior agreements and understanding between Owner and Tenant with respect to such matters.  No waivers, alterations or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Owner and Tenant, as the case may be, through duly authorized agents, officers, or partners.

(d)        The captions appearing in this Lease are inserted only as a matter of convenience and shall not be used in construing this Lease.  The use of singular herein shall be deemed to include the plural and vice versa.

(e)        If the Owner or the Tenant institutes any legal action or arbitration proceeding against the other relating to the provisions of this Lease, or any default hereunder, the unsuccessful Party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of attorneys’ fees and disbursements incurred therein by the successful Party.

(f)        Each party represents and warrants to the other that the execution of this Lease has been duly authorized according to any applicable corporate by-laws, trust agreement or partnership agreement, and the individuals executing this Lease are duly authorized pursuant thereto.

(g)        At any time and from time to time, within ten (10) days after notice of request by either party, the other party shall execute, acknowledge, and deliver to the requesting party, or to such other recipient as the notice shall direct, a statement certifying that this Lease is unmodified and in full force and effect as modified in the manner specified in the statement.  The statement shall also state the dates to which the rent and any other charges have been paid in advance.  The statement shall be such that it can be relied on by any auditor, creditor, commercial banker, and investment banker of either party and by any prospective purchaser or encumbrancer of the Premises or improvements or both or of all or any part or parts of Tenant’s or Owner’s interests under this Lease.

(h)        This Lease shall be governed by the laws of the State of California.

(i)         There are no brokers involved in this transaction and each party warrants to the other that no brokers commissions, finders fees or other compensation shall be payable by reason of this Lease or the Option or the exercise of the Option.

(j)         This Lease shall immediately and automatically terminate in the event of Tenant’s dissolution or insolvency or the filing of any bankruptcy or receivership petition by or against Tenant under the bankruptcy laws.

(k)        It is expressly understood and agreed that the relationship of Owner and Tenant is one of owner and tenant and not one of partnership or joint venture, and that Owner shall not be responsible for any debt or obligations contracted or incurred by Tenant nor shall Tenant become responsible for any debt or obligation contracted or incurred by Owner.

(l)         Time is of the essence of every provision of this Lease.

(m)        If any word, phrase clause, sentence or paragraph of this Lease is or shall be, invalid for any reason, the same shall be deemed severable from the remainder and shall in no way affect or impair the validity of this Lease or any portion hereof.

40.  NOTICES:

Any notice to be given to either party by the other shall be in writing and shall be served either personally or by registered or certified mail addressed as follows:

Owner:	Paul N. Sheldon, Trustee
Linda J. Sheldon, Trustee
Paul N. Sheldon Family Trust, U/D/T 10-27-06
P.O. Box 817
Lindsay, CA  93247

Tenant:	Limoneira Company
1141 Cummings Road
Santa Paula, CA  93060

41.  LEGAL EFFECT:

All covenants of Tenant contained in this Lease are expressly made conditions.  The provisions of this Lease shall apply to and bind the heirs, successors, executors, administrators, and assigns of all parties to this Lease; and all parties to this Lease shall be jointly and severally liable under it.

42.  SURRENDER, CLEAN-UP AND REMOVAL OF PREMISES:

In conjunction with and subject to paragraph 9, Tenant agrees, on the last day of the Term or upon the sooner termination of this Lease, to surrender the Premises and all appurtenances thereto to Owner in the same or better condition as when received.  All roads on the Premises shall be returned to their original grade, or such grade as is consistent with any re-grading that occurred during the Lease term at Owner’s instruction or with Owner’s written consent.  All arable land on the Premises shall be returned twice disced, cleaned of all plastic and otherwise in good order and condition.  Tenant agrees to remove all of Tenant’s personal property and trade fixtures from the Premises upon any termination of this Lease; provided, however, that all water system improvements, including, by way of example and not imitation, all underground and above ground pipelines, drain lines, irrigation pipe and tape, well or pump improvements, filter stations, flood control measures and any other Premises attached to the Premises shall belong to Owner upon termination of the Lease.  Tenant shall repair any damage to Premises caused by the removal of Tenant’s trade fixtures, crops and equipment.  If Tenant fails to remove Tenant’s personal property and restore the Premises to the conditions and within the time limits set forth in this Lease, Owner may:

(a)        do such removal and restoration at risk of Tenant and all costs and expenses thereof, together with interest thereon, shall be paid to Owner by Tenant upon demand, or

(b)        claim all of such personal property, other than movable equipment, as its own, and Tenant shall execute and deliver to Owner, within fifteen (15) days after written demand therefore, a bill of sale conveying all of Tenant’s interest therein to Owner, or

(c)        claim all movable equipment as its own, if Tenant fails to remove such equipment within fifteen (15) days of the delivery to Tenant of Owner’s written demand to do so, and Tenant shall execute and deliver to Owner, within fifteen (15) days of the delivery of Owner’s written demand therefore, a bill of sale conveying all of Tenant’s interest therein to Owner.

(d)        Tenant shall have the right to conduct an environmental assessment within ninety (90) days of the surrender of the Premises, at its expense, which assessment shall serve as a baseline for the condition of the Premises upon the termination or expiration of this Lease and the subsequent use of the Premises by Owner or any successor tenant.  Said assessment shall not release Tenant from its indemnity obligations pursuant to Section 20 with respect to any Response required due to a release of Hazardous Materials which is the responsibility of Tenant.

  43.  OWNER DISTRIBUTION:

Owner reserves the right to distribute the Premises, or any portion(s) thereof, to one or more partners of the Owner, subject, however, to the term and provisions of this Lease.  The distribute partner shall execute reasonable documents of acknowledgment and nondisturbance provided Tenant is not in default under this Lease.

44.  EXISTING CROPS:

At the beginning of this Lease, Owner will have on the Premises unharvested crops of citrus.  Said crops shall remain the property of Owner and Owner shall have unimpeded access to protect and to harvest said crop.  In addition, Tenant shall upon  termination of this Lease, have the right to enter and harvest any unharvested crops.

45.  SIGNAGE:

Owner reserves the right to maintain for sale signage on those portions of the Premises offered for sale to the public.  The signage shall be placed so that it will not impede the operations of Tenant.

46.  PARCELIZATION:

The Owner reserves the right to create new legal parcels under the Parcel Map Act or similar statutes and to them own or sell the newly created parcel or parcels.  This right shall apply to those portions excluded from the premises under paragraph 2 as well as other non-arable land otherwise included as part of the Premises.  Such land may include native pasture or other sites suitable for the construction of a residence.  Owner shall give written notice to the Tenant of an intention to create a new legal parcel and to remove said parcel from the terms of this Lease.  Tenant’s written consent shall be required only as those sites not otherwise excluded as a part of the Premises.  Tenant shall not be unreasonably withheld or delayed.  All costs of creating the new legal parcel shall be the Owner’s.  Tenant shall cooperate with Owner and shall execute such documents as are necessary for this purpose.

47.  SPECIAL PROVISIONS

Parcel 1 (20.2 acres) of Parcel Map No. 5011, Book 51, Page 17, formerly all of or a portion of APNs 142-120-08, 10, and 11, will be on a year-to-year basis, commencing January 1, 2012 to December 31, 2012, and shall automatically extend for periods of one year each until such time as either party delivers to the other party a notice of termination which shall be delivered at least six months before the end of the term, or extended term, as the case may be.  Rent will be as described in Section 13. Capital Improvements will be the responsibility of Owner.  All other terms and provisions of this lease shall apply to these parcels.

48.  MEMORANDOM OF LEASE:

Tenant shall have the right to record a memorandum of lease memorializing the existence of this Lease and the rights granted to Tenant hereunder.  Said memorandum shall be in a form that is reasonably acceptable to Owner and shall clearly state that the exercise of all options to renew this Lease for additional terms is discretionary and subject to the terms and conditions in the Lease.

DATED: January 6, 2012	LIMONEIRA COMPANY, A
Delaware Corporation, Tenant

	By:	/s/ Harold S. Edwards
Harold S. Edwards
Chief Executive Officer

DATED: January 6, 2012	PAUL N. SHELDON FAMILY TRUST,
U/D/T 10-27-06, Owner

	By:	/s/ Paul N. Sheldon
Paul N. Sheldon, Trustee

	By:	/s/ Linda J. Sheldon
Linda J. Sheldon, Trustee

SCHEDULE 4 is NOT APPLICABLE

Rent - SCHEDULE “13A”

$500/ acre minimum rent to owner

Revenue from Packing House Gross Revenue Less: Packing costs Selling Costs (Costs not to exceed Industry Standards)

Less Harvest Expenses Includes Hauling (Expenses not to exceed Industry Standards)

Less Reasonable Direct Growing Expenses,
Direct Management and Administrative Costs
(not including non-Sheldon, e.g. Porterville and Santa Paula)
equipment lease, water, power, fuels, pesticides, weedicides fertilizers, labor, building M&R,  vehicle M&R, irrigation system M&R, wind machine M&R, pump M&R, insurance related to
Sheldon Properties, and other costs directly related to Premises

Less $500/ acre min rent to owner

Thereafter, the following amount up to $500 per acre shall go to tenant Fifty (50) % of the remaining balance shall be paid to the Owner as excess rent defined in the lease.

Or Restated:
Limoneira will pay minimum rent of $500 per leased acre to Owner plus
50% of the net earnings, if any, after the above expenses including the
$500 per acre minimum rent,  have been deducted from gross revenue.

Profits Verification

Tenant shall furnish or cause to be furnished to Owner a statement of Excess Rents by Computational Unit no later than December31 following the previously concluded crop year.  The statement shall be in a form mutually acceptable to Owner and Tenant and shall be certified as an accurate accounting of Excess Rents by Computational Unit by an authorized representative of Tenant.

Any objection to the statement of Excess Rents by Computational Unit, or to any information reported in it, shall be deemed waived if not raised by written notice to Tenant within thirty days (30)after delivery of this statement.  After giving such notice, Owner shall have the right, during Tenants regular business hours and on reasonable prior notice, to inspect, at the location of Tenants accounting records, at Owners sole expense, Tenants general ledger and books and records regarding Excess Rents by Computational Unit for the property then reported to which the statement relates.  The inspection of the Tenant’s general ledger and books and records  may be conducted by Owners, employees, or a reputable certified public accountant.  The inspection of the Tenant’s general ledger and books and records must be completed within a reasonable time after the general ledger and books and records are made available to Owner, and any audit report by Owners auditors shall be delivered to Tenant after review by Owner.

If, after inspection of Tenants general ledger and books and records, Owner disputes the Excess Rents by Computation Unit for the crop year under inspection, Owner and Tenant shall meet and attempt in good faith to resolve the dispute.  If the parties are unable to resolve the dispute within two (2) months after completion of Owners inspection, then Owner shall have the right to submit the dispute to arbitration as provided under paragraph 35.  The arbitrator shall have the right to retain, as an expert to consult regarding the dispute, an unaffiliated certified public accountant who is a member of a reputable independent, nationally or regionally recognized certified public accounting firm and who has experience in reviewing financial operating records of farming entities having farming operations similar to those farming operations related to this lease agreement.  The arbitration shall be limited to determining the appropriate amount of the Excess Rents by Computational Unit for the crop year in review.  The arbitrator’s decision shall be delivered simultaneously to Owner and Tenant and shall be final and binding on Owner and Tenant.

If the arbitrator determines that the amount of the Excess Rents by Computational Unit paid to Owner by Tenant was incorrect, the Tenant shall pay to the Owner the deficiency within thirty (30) days following delivery of the arbitrators decision, with interest at the rate of eight and a half percent (8 ½ %) per annum.  Additionally, Tenant shall pay to Owner the direct cost incurred to inspect and audit the books and records of the Tenant together with interest at the rate of eight and a half percent (8 ½ %) per annum.  All costs and expenses of the arbitration shall be paid by the Owner unless the final determination and the arbitration is that the Tenant understated the Excess Rents by Computational Unit or the applicable crop year by more than Ten  percent (10%) of the originally reported and paid Excess Rent by Computational Unit, in which case Tenant shall pay all costs and expenses of the arbitration.

Owner shall keep any information from the inspection of Tenants general ledger and books and records confidential and shall not disclose it to any other party except as required by law.  If requested by Tenant, Owner shall require its employees or agents inspecting Tenant’s general ledger and books and records to sign a confidentiality agreement as a condition of Tenant making Tenant’s general ledger and books and records available to them.